As filed with the Securities and Exchange Commission on October 30, 2013

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

B/E AEROSPACE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		06-1209796 (I.R.S. Employer Identification Number)
1400 Corporate Center Way Wellington, Florida 33414 (Address of Registrant’s principal executive offices)

B/E AEROSPACE, INC. 2010 DEFERRED COMPENSATION PLAN
(Full title of the plan)

Thomas P. McCaffrey
Senior Vice President and Chief Financial Officer
B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
(561) 791-5000
 (Name, address and telephone number of agent for service)

Copies to:
Jason Lehner, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-7179

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Obligation	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations under the B/E Aerospace, Inc. 2010 Deferred Compensation Plan	$20,000,000	100%(2)	$20,000,000	$2,576.00

(1)
The Deferred Compensation Obligations (“Obligations”) under the B/E Aerospace, Inc. 2010 Deferred Compensation Plan (the “Plan”) are unsecured obligations of B/E Aerospace, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)
The Registrant may make a matching contribution equal to 100% of a Participant’s deferrals under the Plan up to a maximum of 7.5% of the Participant’s total base salary and annual cash bonus. In such case, the Maximum Offering Price per Obligation would effectively be 92.5%.

          PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012; and

(b)
the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 and the Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2013, April 22, 2013, April 26, 2013, July 23, 2013, October 23, 2013 and October 25, 2013; and

(c)
the description of the Registrant’s Common Stock contained in the Prospectus filed as part of the Registrant’s Registration Statement on Form S-1 (No. 33-33689) as amended, filed with the Commission on March 7, 1990 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the description of the attached stockholder rights described in the Registrant’s Registration Statement on Form 8-K, filed with the Commission on November 18, 1998.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Under the Plan, the Registrant may provide eligible employees with awards of deferred cash compensation or with the opportunity to agree to the deferral of a specified percentage of their cash or equity-based compensation. The Obligations of the Registrant under the Plan to a participating employee (a “Participant”) represents at all times an unfunded, contingent and unsecured contractual obligation of the Registrant to pay the Obligations in the future in accordance with the terms of the Plan.  Each Participant is an unsecured general creditor of the Registrant with respect to all Obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.  In addition, the rights of Participants in the Plan are subject to the prior claims of creditors of the Registrant’s subsidiaries.  Obligations shall be satisfied solely out of the general assets of the Registrant, subject to the claims of its creditors.  A Participant will not have any interest in any fund or in any specific asset of the Registrant of any kind by reason of any amount credited to the Participant under the Plan, nor will a Participant have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan document or the award certificate evidencing the Obligation.  The Registrant will not segregate any funds or assets to provide for the Obligations or issue any notes or securities for the payment thereof.

The amount of compensation to be awarded to or deferred by each Participant will be determined in accordance with the terms of the Plan. Each Obligation will be payable on a date in the future in accordance with the terms of the Plan. The Obligations will be indexed to one or more notional investment options available under the Plan. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, and the fees and costs of the selected notional investment options, including any appreciation or depreciation and any applicable Plan administration fees.  The value of Obligations held by a Participant is subject to risk at all times based upon the performance of the notional investment options and based upon currency fluctuation.  Unless the administrator of the Plan determines otherwise in its sole discretion, all payments under the Plan to a Participant shall be made in the Participant’s local currency.

The administrator of the Plan will determine the vesting schedule, as well as any other restrictions, applicable to the Obligations held by a Participant (which may include, without limitation, the effects of termination of employment and cancellation of the Obligations under specified circumstances).  The administrator may also establish other terms and conditions applicable to the Obligations, including, without limitation, the consequences of a Participant’s death.

A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in the Plan, except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.  This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise.  During a Participant’s lifetime, payments under the Plan shall be made only to the Participant.  The Obligations are not convertible into another security of the Registrant.  The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.  No trustee has been appointed having the authority to take action with respect to the Obligations.

The Registrant reserves the right to alter, amend or modify the Plan, any program under the Plan or any of the award documents under the Plan at any time in its sole discretion.  The Registrant may not amend or modify the Plan in a manner that would materially impair a Participant’s rights, if any, in the Participant’s Obligations without the Participant’s consent; provided, however, that the Registrant may, without a Participant’s consent, amend or modify the Plan in any manner that the Registrant considers necessary or advisable to comply with any applicable law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement or to ensure that neither the entirety nor any part of a Participant’s Obligations is subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or to any interest or penalty tax.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

(a)           Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

(b)           Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

(c)           Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides for the indemnification of each director and officer of the Registrant against liabilities and expenses (including legal fees) arising from any threatened, pending or contemplated legal proceeding to which he may be a party or with which he may become involved by reason of being or having been an officer or director of the Registrant.  Such indemnification is authorized to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, B/E Aerospace, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Wellington, State of Florida on the 30th day of October, 2013.

B/E AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Amin J. Khoury and Thomas P. McCaffrey as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of October, 2013.

Signature	Title

/s/ Amin J. Khoury	Chairman and Chief Executive Officer
Amin J. Khoury	(Principal Executive Officer)

/s/ Thomas P. McCaffrey	Senior Vice President and Chief Financial Officer
Thomas P. McCaffrey	(Principal Financial and Accounting Officer)

/s/ Richard G. Hamermesh	Director
Richard G. Hamermesh

/s/ Robert J. Khoury	Director
Robert J. Khoury

/s/ Jonathan M. Schofield	Director
Jonathan M. Schofield

/s/ Michael F. Senft	Director
Michael F. Senft

/s/ John T. Whates	Director
John T. Whates

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1/A, as amended (No. 33-33689), filed with the Commission on April 18, 1990).

4.2
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended (No. 33-54146), filed with the Commission on November 3, 1992).

4.3
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3/A (No. 333-60209), filed with the Commission on December 21, 1998).

4.4
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form S-3/A (No. 333-112493), as amended, filed with the Commission on February 13, 2004).

4.5
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2006, filed with the Commission on August 7, 2006).

4.6
Certificate of Amendment of the Restated Certificate of Incorporation (incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2012, filed with the Commission on August 8, 2012).

4.7	Amended and Restated By-Laws (incorporated herein by reference to the Registrant’s Transitional Report on Form 10-K dated December 31, 2002, filed with the Commission on March 26, 2003).

4.8
B/E Aerospace, Inc. 2010 Deferred Compensation Plan (incorporated herein by reference as Exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 (333-170494), filed with the SEC on November 9, 2010).

4.9
Amendment One to the BE Aerospace, Inc. 2010 Deferred Compensation Plan (as amended effective September 11, 2013) incorporated herein by reference as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 2013, filed with the Commission on October 30, 2013).

5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Shearman & Sterling LLP (contained in Exhibit 5).*

24	Power of Attorney (included as part of the signature pages to this Registration Statement).*

* Filed herewith